U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

   Johnson               Alan                     G.
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   (Last)               (First)                 (Middle)

Gallop, Johnson & Neuman, L.C., 101 South Hanley Road, Suite 1600
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                                    (Street)

St. Louis                Missouri               63105
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


   KV Pharmaceutical Company (KVA and KVB)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   January, 1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Class A Common Stock                  1/11/97        M               5,000       A      $3.5625   29,000        D
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Class A Common Stock                                                                             117,500        I         as Trustee
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Class B Common Stock                  1/11/97        M               5,000       A      $3.5625   29,000        D
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Class B Common Stock                                                                             117,500        I        as Trustee
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V   (A)    (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Option to           $7.125   1/11/97  M               5,000  (1)      8/23/00  Class A   5000    (1)      0         D
Purchase                                                                       Common;   each
                                                                               Class B
                                                                               Common
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Option to           $10.875  11/6/96  I    V   10,000        (2)      11/6/06  Class A   10,000  (2)      10,000    D
Purchase                                                                       Common
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
Explanation of Responses:

(1) Options were granted under the issuer's Amended and Restated 1981 Employee Incentive Stock Option Plan pursuant to Rule 16b-3 and became exercisable in cumulative installments equal to 10% of the subject shares annually. On January 11, 1997 the administrator of the Plan accelerated the vesting of all then unvested shares.

(2) Options were granted under the issuer's 1991 Incentive Stock Option Plan and became exercisable in cumulative installments equal to 10% of the subject shares annually.


          /s/ Alan G. Johnson                                    2/10/97
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.